Exhibit 5.1

June 4, 2018

Avalara, Inc.

255 South King Street, Suite 1800

Seattle, Washington 98104

Re:	Registration Statement on Form S-1

File No. 333-224850

Ladies and Gentlemen:

We have acted as counsel to Avalara, Inc., a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale in an underwritten public offering of up to 8,625,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including up to 1,125,000 shares of Common Stock for which the underwriters have been granted an over-allotment option (the “Shares”). The Shares are to be sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), which is referred to in the Registration Statement, between the Company and the underwriters named therein.

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that, upon the effectiveness of the Company’s Amended and Restated Articles of Incorporation, a form of which has been filed as an exhibit to the Registration Statement, and assuming (i) due action of the Board of Directors of the Company or the Pricing Committee thereof approving the Underwriting Agreement, (ii) registration by the Company’s registrar of the Shares, (iii) the offering and sale of the Shares, as contemplated by the Registration Statement and any amendments thereto and in accordance with the Underwriting Agreement and (iv) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Avalara, Inc.

June 4, 2018

The foregoing opinions are subject to the following exclusions and qualifications:

(a)	Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Washington.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP